P R E S S

R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS YEAR-END RESULTS

SAN ANTONIO, Texas -- December 29, 2005 - Analytical Surveys, Inc. (Nasdaq SmallCap Market-ANLT), a provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its fiscal year ended September 30, 2005.

Revenue for the fiscal year was $6.1 million compared with $11.6 million in fiscal 2004. The Company's operating loss totaled $3.3 million before interest and other expense as compared with an operating loss in fiscal 2004 of $2.1 million before interest and other expense. Net loss available to common shareholders was $3.3 million, or $1.26 per diluted share, versus $1.2 million, or $1.17 per diluted share, last year. Net loss in fiscal 2004 included a $1.5 million gain on the extinguishment of debt.

Lori Jones, CEO of ASI, said, "We continued to experience a decrease in revenue as a result of fewer active contracts in the fiscal 2005 period. Both the number and size of new contract signings in each of the past four fiscal years was lower than in previous years and, as a result, revenues have decreased as well." ASI ended fiscal 2005 with an order backlog of $4.0 million versus $6.5 million at the end of last year.

Ms. Jones continued, "As we recently reported, we are pursuing alternative business strategies that concurrently leverage our GIS expertise and diversify our operations. We are currently targeting specific objectives in the oil and gas sector and are encouraged by the prospects that are emerging."

Analytical Surveys Inc. provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business-- "risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.

ANALYTICAL SURVEYS, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 2005 and 2004

(In thousands)
Assets	2005	2004
Current assets:
Cash and cash equivalents	$ 622	$ 867
Accounts receivable, net of allowance for doubtful
accounts of $50 and $54 at September 30, 2005
and 2004, respectively	1,529	3,431
Revenue earned in excess of billings	1,612	3,006
Prepaid expenses and other	81	183
Total current assets	3,844	7,487
Equipment and leasehold improvements:
Equipment	3,979	4,783
Furniture and fixtures	363	484
Leasehold improvements	75	267
	4,417	5,534
Less accumulated depreciation and amortization	(4,249)	(5,274)
Net equipment and leasehold improvements	168	260

Total assets	4,012	7,747

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	17	53
Billings in excess of revenue earned	425	468
Accounts payable	289	882
Accrued interest -- related party	--	78
Accrued liabilities	688	479
Accrued payroll and related benefits	687	678
Redeemable preferred stock -- current portion	--	129
Fair value of derivative features -- related party	--	122
Total current liabilities	2,106	2,889

Long-term debt:
Capital lease obligations, less current portion	30	--
Long-term debt -- related party	--	1,601
Redeemable preferred stock; no par value. Authorized 2,500 shares;
166 and 259 shares issued and outstanding at September 30,
2005 and 2004, (liquidation value $266 and $362), respectively	247	190
Total long-term debt	277	1,791
Total liabilities	2,383	4,680
Commitments and contingencies
Stockholders' equity:
Common stock, no par value. Authorized 10,000 shares;
issued and outstanding 2,869 and 1,104 shares at
September 30, 2005 and 2004, respectively	35,312	33,410
Accumulated deficit	(33,683)	(30,343)
Total stockholders' equity	1,629	3,067

ANALYTICAL SURVEYS, INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended September 30, 2005 and 2004

(In thousands, except per share amounts)
	2005	2004

Revenues	$ 6,063	$ 11,608

Costs and expenses:
Salaries, wages and benefits	5,261	6,041
Subcontractor costs	1,524	3,714
Other general and administrative	2,310	3,533
Depreciation and amortization	175	273
Severance and related costs	67	164
Total operating costs	9,337	13,725

Loss from operations	(3,274)	(2,117)

Other income (expense):

Interest expense, net	(78)	(681)
Other, net	12	76
Gain on extinguishment of debt	--	1,475
Total other income (expense)	(66)	870

Loss before income taxes	(3,340)	(1,247)

Income taxes	--	--

Net loss available to common shareholders	$(3,340)	$(1,247)
Basic earnings (loss) per common share:
Net loss available to common shareholders	$(1.26)	(1.17)

Diluted earnings (loss) per common share:
Net loss available to common shareholders	$(1.26)	(1.17)

Weighted average common shares:
Basic	2644	1,061
Diluted	2,644	1,061

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